SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                       Commission File Number: 333-51279-11

                     STRUCTURED ASSET MORTGAGE INVESTMENTS INC.
              (Exact name of registrant as specified in its charter)

                    245 PARK AVENUE, NEW YORK, NEW YORK  10167
                                  (212) 272-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          STRUCTURED ASSET  MORTGAGE INVESTMENTS INC. WASHINGTON MUTUAL LOAN
              TRUST MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-1
              CLASS A, CLASS R, CLASS M-1, CLASS M-2, AND CLASS M-3.
             (Title of each class of securities covered by this Form)


                                       NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  5

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 9, 2002      By:  /s/ Judy L. Gomez
                                 Judy L. Gomez
                                 Assistant Vice President
                                 Bankers Trust Company of California, N.A.

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                            ACCOUNT HOLDER CERTIFICATION

       STRUCTURED ASSET  MORTGAGE INVESTMENTS INC. WASHINGTON MUTUAL LOAN
             TRUST MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-1

                        Commission File Number:  333-51279-11

       I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2001.

              CLASS A                    1

              CLASS R                    1

              CLASS M-1                  1

              CLASS M-2                  1

              CLASS M-3                  1


              TOTAL                      5


     Date:  January 9, 2002

                                  Bankers Trust Company of California, N.A., a part of the Deutsche Bank group, not in its individual capacity, but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2001.


                                  By:  /s/ Judy L. Gomez
                                  Judy L. Gomez
                                  Assistant Vice President
                                  Bankers Trust Company of California, N.A.